Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 1999 Share Option and Incentive Plan, the 2001 Share Option and Incentive Plan, the 2003 Share Option and Incentive Plan, the 2004 Share Option and Incentive Sub-Plan for Israeli Employees, the 2007 Equity Incentive Plan, and the Employee Stock Purchase Plan of BigBand Networks, Inc. of our report dated February 15, 2007, with respect to the consolidated financial statements of BigBand Networks, Inc. included in its Registration Statement on Form S-1 (No. 333-139652), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

March 14, 2007